Exhibit 1

Enerplus Resources Fund
The Dome Tower
3000, 333-7th Avenue SW
Calgary, Alberta T2P 2Z1
Tel 403.298.2200
Fax 403.298.2211
www.enerplus.com

January 26, 2006
FOR IMMEDIATE RELEASE
Enerplus Resources Fund
TSX:    ERF.UN
NYSE: ERF

ENERPLUS RESOURCES FUND

Notice of Record and Meeting Date
for Annual General Meeting of Unitholders

Enerplus Resources Fund (the "Fund") hereby gives notice that February 22, 2006 has been fixed as the Record Date for determination of those Unitholders entitled to receive notice and to vote at the Annual General Meeting of the Fund to be held in the Lecture Theatre of the Metropolitan Centre, 333 - 4th Avenue SW, in Calgary, Alberta, commencing at 10:00 a.m. on April 12, 2006.

David A. McCoy Vice President, General Counsel & Corporate Secretary